Exhibit 5.1

May 7, 2004

Board of Directors

XM Satellite Radio Holdings Inc.

1500 Eckington Place, N.E.

Washington, D.C. 20002

Ladies and Gentlemen:

We are acting as counsel to XM Satellite Radio Holdings Inc., a Delaware corporation (the “Company”), in connection with its registration statement on Form S-3 (the “Registration Statement”), filed with the Securities and Exchange Commission on

May 7, 2004 and relating to the proposed public offering of up to 10,000,000 shares of the Company’s Class A common stock,

par value $.01 per share (the “Shares”), all of which shares are to be sold by General Motors Corporation (“General Motors”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K,

17 C.F.R. §229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of the following documents:

1.	An executed copy of the Registration Statement.

2.	The Restated Certificate of Incorporation of the Company, as amended, as certified by the Secretary of State of the State of Delaware on March 30, 2004 and as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

3.	The Amended and Restated Bylaws of the Company, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect (the “Bylaws”).

4.	The executed Second Amended and Restated Distribution Agreement, dated as of January 28, 2003, by and among the Company, XM and OnStar Corporation (the “Distribution Agreement”).

5.	The executed Credit Agreement, dated as of January 28, 2003, by and among the Company, XM and General Motors (the “Credit Agreement”).

6.	The executed Common Stock Purchase Warrant Certificate of the Company dated January 28, 2003, issued to General Motors (the “GM Warrant” and together with the Distribution Agreement and the Credit Agreement, the “Transaction Documents”).

7.	Resolutions of the Board of Directors of the Company adopted at meetings held on December 19, 2002 and January 23, 2003, and by written consent dated January 16, 2003, each as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect, relating to the issuance and sale of the Shares and arrangements in connection therewith.

In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the

Board of Directors

XM Satellite Radio Holdings Inc.

May 7, 2004

authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules or regulations. As used herein, the term “Delaware General Corporation Law, as amended” includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

Based upon, subject to and limited by the foregoing, we are of the opinion that following effectiveness of the Registration Statement and issuance of the Shares in accordance with the terms of the Transaction Documents, the Shares will be validly issued, fully paid, and nonassessable.

This opinion letter has been prepared for your use in connection with the Registration Statement. We assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Statement.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ HOGAN & HARTSON, L.L.P.

HOGAN & HARTSON L.L.P.